EXHIBIT 99.1

CorEnergy Releases Fiscal 2012 Financial Results

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – February 13, 2013 – CorEnergy Infrastructure Trust (NYSE: CORR) today announced its financial results for the fiscal year ended Nov. 30, 2012, on Form 10-K.

Recent Highlights and Subsequent Events
-	Net income of $12 million for Nov. 30, 2012
-	Completed acquisition and lease-back of Pinedale liquids gathering system (LGS)
-	Pinedale LGS positions CorEnergy for REIT qualification in 2013
-	Declared first quarter 2013 distribution of $0.125 payable on March 19, 2013 with guidance of no less than $0.50 for 2013
-	Changed fiscal year end from Nov. 30 to Dec. 31

“The 2012 calendar year was monumental for CorEnergy,” said Company CEO David Schulte. “We monetized a significant gain in our largest private holding, High Sierra. The proceeds from that sale plus the liquidation of other publicly traded MLP securities were reinvested into our largest REIT-qualifying acquisition to date, the Pinedale LGS. We changed our name to provide clarity that we are no longer an investment company, and we expect to qualify as a REIT for 2013.” Mr. Schulte added, “The real property strategy benefits our stockholders by enabling us to reduce the risk underlying our distribution while creating a solid platform for long-term distribution growth.”

Pinedale LGS Acquisition
Subsequent to the fiscal year ended Nov. 30, 2012, CorEnergy acquired a liquids gathering system located in the Pinedale Field in Wyoming (“Pinedale LGS”) from Ultra Petroleum Corp. (NYSE: UPL) for approximately $228 million. The Company completed a follow on public offering and overallotment option, issuing 14,950,000 shares of common stock and received net proceeds of approximately $84.6 million, a significant portion of which was used to finance the Pinedale LGS acquisition. As part of the Pinedale LGS acquisition financing, CorEnergy also entered into a $70 million secured term credit facility, received a $30 million co-investment from Prudential Capital Group, and sold most of its publicly traded MLP holdings. Subsequent to the follow on offering the Company had 24,140,667 shares outstanding as of Dec. 31, 2012. The Pinedale LGS and associated lease payments now account for a significant portion of CorEnergy’s total assets and total revenue.

REIT Qualification
The Pinedale LGS is CorEnergy’s largest REIT-qualifying acquisition to date and serves as a cornerstone asset for its energy infrastructure real property strategy. CorEnergy anticipates that the Pinedale LGS (along with other Company holdings) will allow it to meet the income and assets tests necessary to qualify and elect to be taxed as a REIT for 2013. Because certain of CorEnergy's assets may not produce REIT-qualifying income or be treated as interests in real property, the Company has contributed those assets into taxable REIT subsidiaries.

On Feb. 5, 2013, CorEnergy’s Board of Directors approved a change in the Company’s fiscal year end from Nov. 30 to Dec. 31. As a result of the change, the Company will be reporting a Dec. 2012 fiscal month transition period, which will be separately reported in the Company’s Quarterly Report on Form 10-Q for the calendar quarter ending March 31, 2013 and in the Company’s Annual Report on Form 10-K for the calendar year ending Dec. 31, 2013.

Distribution Increase
On Feb. 5, 2013, CorEnergy’s Board of Directors declared a first quarter distribution of  $0.125 per share to be paid on March 19, 2013 to stockholders of record on March 8, 2013. This represents a 14% increase from the previous quarter. CorEnergy believes that the Pinedale LGS and its legacy holdings should support 2013 annualized distributions of no less than $0.50 per share.

Pro Forma FFO and AFFO
Beginning in 2013, CorEnergy intends to make publicly available standard performance measures utilized by REITs, including Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”). FFO and AFFO are non-GAAP financial measures presented in accordance with the guidelines for calculation and reporting of FFO and AFFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).

FFO represents net income (loss) before allocation to minority interests (computed in accordance with GAAP, excluding gains (or losses) from sales of depreciable operating property, real estate-related depreciation and amortization (excluding amortization of deferred financing costs or loan origination costs)) and after adjustments for unconsolidated partnerships and joint ventures. The Company considers FFO an important supplemental measure of operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in evaluation of REITs, many of which present FFO when reporting their results.

CorEnergy defines AFFO as FFO plus transaction costs, amortization of debt issuance costs, deferred leasing costs, and above market rent, less maintenance capital expenditures (if any), amortization of debt premium and adjustments to lease revenue resulting from the EIP sale. Management uses AFFO as a measure of long-term sustainable cash flow.

The pro forma table below reflects the completion as of December 1, 2011 of the LGS acquisition actually completed December 20, 2012. The pro forma FFO and AFFO calculations include the purchase of the LGS, execution of the Lease Agreement, the sale of 14.95 million shares of common stock, for a total of approximately 24 million shares outstanding, the execution of the $70 million secured term credit facility, and the $30 million co-investment by Prudential. Additional detail on this table is provided in management’s discussion and analysis of financial results in the Company’s Form 10-K for the year ended Nov. 30, 2012.

Pro forma FFO and AFFO for the year ended Nov. 30, 2012

		per share

Net Income (attributable to CorEnergy Stockholders)	$6,086,255	$0.25

Fund From Operations (FFO)	$14,240,554	$0.59

Adjusted Funds From Operations (AFFO)	$13,111,199	$0.54

2012 Annual Performance Review
CorEnergy’s stock price increased approximately 8.5 percent for the 2012 fiscal year, closing at $8.46 on Nov. 30, 2012 compared to $7.80 on Nov. 30, 2011. This contributed to a total investment return based on market value and assuming reinvestment of distributions of approximately 14.1 percent for the year ended Nov. 30, 2012. CorEnergy reported net income attributable to common stockholders of $12.3 million for the year ended Nov. 30, 2012, equivalent to earnings of $1.34 per common share. This is compared to approximately $3 million as of Nov. 30, 2011. The increase in income was primarily due to the sale of High Sierra in June of 2012. As of Nov. 30, 2012, the fair value of CorEnergy’s investment securities, excluding cash equivalents, was approximately $75 million, with approximately $55 million in publicly-traded securities and approximately $20 million in private securities. Net of the sale of High Sierra, the fair value of CorEnergy’s private securities increased approximately $3.5 million from Nov. 30, 2011 to Nov. 30, 2012.

2012 Distributions
During the year ended Nov. 30, 2012, the Board of Directors declared total annual distributions of $0.44 per share ($0.11 per quarter). For the year ended Nov. 30, 2012, the Company’s distributions for tax purposes were comprised of 100 percent return of capital.

2012 Private Company Update
The fair value of Lightfoot as of Nov. 30, 2012 decreased approximately $867,000, or approximately 9 percent, as compared to the valuation at Nov. 30, 2011, with the decrease driven primarily by leases for new storage capacity in Alabama being secured at a slower than expected pace. Lightfoot’s assets consist of an 83.5 percent interest in Arc Terminals (“Arc”) and a minority position in a Liquefied Natural Gas facility located in Mississippi.

For its third quarter of 2012, Arc had sufficient distributable cash flow to pay a distribution, but instead retained cash for capital expenditures and potential future acquisitions. Arc continues to concentrate a majority of its capital expenditures on projects that increase revenue and reduce operating expenses. On Feb. 8, 2013 Arc announced the acquisition of marine terminals and rail car unloading facilities from Gulf Coast Asphalt Company.

The fair value of VantaCore as of Nov. 30, 2012 increased $4.4 million, or approximately 66 percent, as compared to the fair value at Nov. 30, 2011. The increase is attributable to VantaCore’s continued improved performance, mostly driven by the incremental results of Laurel Aggregates, as well as the success of its cost cutting initiatives and the price increases that have gone into effect. VantaCore was again unable to meet its minimum quarterly distribution in cash for its quarter ended September 30, 2012. Therefore, the common and preferred unit holders elected to receive their distributions as a combination of $0.26 per unit in cash and the remainder in preferred units. The Company received approximately $316,000 in cash and 14,000 additional preferred units during the three month period ended Nov. 30, 2012.

Mowood is the holding company of Omega Pipeline Company, LLC (“Omega”). CorEnergy provides a revolving line of credit to Mowood, which allows for a maximum principal balance of $5.3 million. At Nov. 30, 2012, the principal balance outstanding was $3.8 million. Omega’s results for the fiscal year 2012 are approximately 15 percent higher than originally expected as the base business realized higher margins. In addition, revenues from several construction projects were recognized in the third and fourth quarters, which made a significant contribution to overall year-to-date results.

2012 Real Property Update
Eastern Interconnect Project
On Nov. 1, 2012, CorEnergy entered into an agreement with Public Service Company of New Mexico (“PNM”) to sell CorEnergy’s 40 percent undivided interest in the Eastern Interconnect Project (“EIP”) upon lease termination on April 1, 2015 for $7.7 million. PNM will also accelerate its remaining lease payments to CorEnergy. Both lease payments due in 2013 were paid upon execution of the definitive Agreement on Nov. 1, 2012. Per the Agreement, PNM also paid $100,000 to compensate the Company for legal costs resulting from filings with the Federal Energy Regulatory Commission. The three remaining lease payments due April 1, 2014, Oct. 1, 2014 and April 1, 2015, will be paid on Jan. 1, 2014 in full.

CorEnergy changed its estimated residual value used to calculate its depreciation of the EIP, which resulted in higher depreciation expenses beginning in Nov. 2012 through the expiration of the lease in April 2015. The incremental depreciation amounts to approximately $393,000 per quarter.

Due to the changes in timing of lease payments, CorEnergy adjusted the impact of future EIP lease payments in its pro forma AFFO calculation. CorEnergy has not made any adjustments to the GAAP treatment of the lease.

CorEnergy purchased its EIP interest on June 30, 2011 for $12.8 million net of debt. As of our Aug. 31, 2012 Form 10-Q filing, the Company anticipated a total of approximately $8.5 million in remaining lease payments. Net of the final debt payment of $905,000 and interest expense of approximately $46,000 received on Oct. 1, 2012, CorEnergy expects to receive gross total lease payments of approximately $7.1 million through April 2015.

Combined with the sale price of $7.7 million CorEnergy expects approximately 7% annualized gross return on the investment.

2013 Outlook
During 2013, CorEnergy will continue to focus on acquiring real property assets that are REIT-qualifying. There are opportunities that are in preliminary stages of review, and consummation of any of these opportunities depends on a number of factors beyond our control. With potential transactions ranging in value between $50 million and $200 million, CorEnergy expects to grow over time in order to mitigate risk through diversification. There can be no assurance that any of these acquisition opportunities will result in consummated transactions.

In order to complete possible future transactions, CorEnergy has available to it the following funding mechanisms: issuance of common stock or other equity securities such as convertible or preferred stock, debt issuance, and equity partnerships, like that with Prudential Capital Group. CorEnergy's external manager is committed to structuring acquisitions that are accretive to CorEnergy's distributions to stockholders.

If CorEnergy is able to satisfy the REIT requirements throughout 2013, the Company expects to make an election to be treated as a REIT for tax purposes for 2013. CorEnergy will generally seek to acquire assets that allow for significant tax depreciation in order to shield all or a significant portion of it’s taxable income such that the Company’s ability to pay distributions to stockholders will not be materially impacted by taxes in advance of electing to be taxed as a REIT. Regardless of tax status, an investment in CorEnergy will generally not result in Unrelated Business Taxable Income.

2012 Fiscal Year End Earnings Conference Call
The company will host a conference call on Wednesday, Feb. 13, 2013 at 4:00 p.m. CST to discuss its financial results. Please dial into the call at 877-407-8035 approximately five to ten minutes prior to the scheduled start time.

The call will also be webcast in a listen-only format.  A link to the webcast will be accessible at corenergy.corridortrust.com.

A replay of the call will be available until 11:59 p.m. CST March 13, 2013, by dialing 877-660-6853. The Conference ID # is 408822. A replay of the webcast will also be available on the company’s website at corenergy.corridortrust.com through Feb. 13, 2014.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases with energy companies. These assets include pipelines, storage tanks, transmission lines and gathering systems. The Company’s principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth from participating lease terms. Formerly Tortoise Capital Resources Corp., CorEnergy previously traded under the ticker TTO. CorEnergy is managed by Corridor InfraTrust Management, LLC. Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., a registered investment adviser with over $10.4 billion of assets under management in the U.S. energy infrastructure sector as of Jan. 31, 2012. For more information, please visit www.corridortrust.com.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
Rachel Stroer, Investor Relations, 877-699-CORR (2677), info@corridortrust.com

CorEnergy Infrastructure Trust, Inc.
CONSOLIDATED BALANCE SHEETS

	November 30, 2012	November 30, 2011

Assets
Trading securities, at fair value	$55,219,411	$27,037,642
Other equity securities, at fair value	19,866,621	41,856,730
Leased property, net of accumulated depreciation of $1,131,680 and $294309, respectively	12,995,169	13,832,540
Cash and cash equivalents	14,333,456	2,793,326
Property and equipment net of accumulated deprec1at1on of$1.751.202 and $1.483.616. respectively	3,589,022	3,842,675
Escrow receivable	698,729	1,677,052
Accounts receivable	1,570,257	1,402,955
Intangible lease asset, net of accumulated amortization of $413,580 and $121,641 respectively	681,191	973,130
Lease receivable	-	474,152
Prepaid expenses	537,184	140,017
Receivable for Adviser expense reimbursement	-	121,962
Deferred tax asset	-	27,536
Other assets	1,940,793	107,679
Total Assets	$111,431,833	$94,287,396

Liabilities and Stockholders’ Equity
Liabilities
Management fees payable to Advisor	$249,326	$365,885
Accounts payable and other accrued liabilities	2,636,305	1,107,765
Line of credit	120,000	-
Long-term debt	-	2,279,883
Lease obligation	27,522	107,550
Deferred tax liability	7,172,133	-
Unearned Income	2,370,762	-
Total Liabilities	$12,576,048	$3,861,083

Stockholders’ Equity
Warrants, no par value; 945,594 issue and outstanding
at November 30, 2012 and November 30, 2011
(5,000,000 authorized)	$1,370,700	$1,370,700
Capital stock, non-convertible, $0.001 par value; 9,190,667 shares issued and outstanding at November 30, 2012 and 9,176,889 shares issued
and outstanding at November 30, 2011 (100,000,000 shares authorized	9,191	9,177
Additional paid-in capital	91,763,475	95,682,738
Accumulated retained earnings (deficit)	5,712,419	(6,636,302)
Total Stockholders’ Equity	$98,855,785	$90,426,313
Total Liabilities and Stockholders’ Equity	$111,431,833	$94,287,396

CorEnergy Infrastructure Trust, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended November 30, 2012	For the Year Ended November 30, 2011	For the Year Ended November 30, 2010

Revenue
Sales revenue	$8,021.022	$2,161,723	-
Lease income	2,552,975	1,063,740	-
Total Revenue	10,573,997	3,225,463	-
Expenses
Cost of sales (excluding depreciation expense)	$6,078,102	1,689,374	-
Management fees, net of expense reimbursements	1,046,796	968,163	925,820
Asset acquisition expenses	377,834	638,185	-
Professional fees	1,141.045	548,759	590,486
Depreciation expense	1,118,269	364,254	-
Operating expenses	739,519	196,775	-
Directors’ fees	85,050	70,192	92,053
Other expenses	231,086	183,674	244,398
Total Expenses	10,817,701	4,659,376	1,852,757

Loss from Operations, before Income Taxes	(243,704)	(1,433,913)	(1,852,757)

Other income and Expense
Net distributions and dividend income	(279,395)	651,673	1,853,247
Net realized and unrealized (loss) gain on trading securities	4,009,933	2,299,975	(894,531)
Net realized and unrealized gain on other equity securities	16,171,944	2,283,773	20,340,602
Other income	-	40,000	38,580
Interest expense	(81,123)	(36,508)	(45,619)
Total Other Income and Expense, net	19,821,359	5,238,913	21,292,279
Income before income taxes	19,577,655	3,805,000	19,439,522

Taxes
Current tax expense	(29,265)	(253,650)	-
Deferred tax expense	(7,199,669)	(629,207)	(4,772,648)
Income tax expense, net	(7,228,934)	(882,857)	(4,772,648)
Net Income	$12,348,721	$2,922,143	$ 14,666,874

Earnings Per Common Share:
Basic and Diluted	$1.34	$0.32	$ 1.61

Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	9,182,425	9,159,809	9,107,070
Dividends declared per share	$0.44	$0.41	$ 0.43

CorEnergy Infrastructure Trust, Inc.
CONSOLIDATED STATEMENTS OF EQUITY

Capital Stock

Shares	Amount	Warrants	Additional Paid- in Capital	Retained Earnings (Accumulated Deficit)	Total
Balance at November 30, 2009	9,078,090	$9,078	$1,370,700	$101,929,307	$(19,012,500)	$84,296,585
Net Income					14,666,874	14,666,874
Distributions to stockholders sourced as return of capital				(3,915,124)		(3,915,124)
Reinvestment of distributions to stockholders	68,416	69		430,769		430,838
Balance at November 30, 2010	9,146,506	9,147	1,370,700	98,444,952	(4,345,626)	95,479,173
Net Income					2,922,143	2,922,143
Distributions to stockholders sourced as return of capital				(3,755,607)		(3,755,607)
Reinvestment of distributions to stockholders	30,383	30		252,212		252,242
Consolidation of wholly-owned subsidiary				741,181	(5,212,819)	(4,471,638)
Balance at November 30, 2011	9,176,889	9,177	1,370,700	95,682,738	(6,636,302)	90,426,313
Net Income				-	12,348,721	12,348,721
Distributions to stockholders sources as return of capital				(4,040,273)		(4,040,273)
Reinvestment of distributions to stockholders	13,778	14		121,010		121,024
Balance at November 30, 2012	9,190,667	$9,191	$1,370,700	$91,763,475	$5,712,419	$98,855,785

CorEnergy Infrastructure Trust, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended November 30, 2012	For the Year Ended November 30, 2011	For the Year Ended November 30, 2010

Operating Activities
Net Income	$12,348,721	$2,922,143	$14,666,874
Adjustments:
Distributions received from investment securities	4,985,370	2,845,434	3,064,204
Deferred income tax, net	7,199,669	629,207	4,772,648
Depreciation expense	1,118,269	364,254	-
Amortization of intangible lease asset	291,939	121,641	-
Amortization of assumed debt premium	(91,883)	(94,611)	-
Realized and unrealized (gain) loss on trading securities	(4,009,933)	(2,299,975)	894,531
Realized and unrealized gain on other equity securities	(16,171,944)	(2,283,773)	(20,340,602)
Changes in assets and liabilities:
Decrease (increase) in interest, dividend and distribution receivable	-	42,778	(42,774)
Decrease in lease receivable	474,152	237,077	-
Increase in accounts receivable	(167,302)	(92,473)	-
(Increase) decrease in prepaid expenses and other assets	(233,272)	70,109	(13,429)
Increase (decrease) in management fees payable to Adviser, net of expense reimbursement	5,403	25,632	(30,926)
Increase (decrease) in accounts payable and other accrued liabilities	1,528,541	275,003	(47,625)
Increase in unearned income	2,370,762	-	-
Net cash provided by operating activities	$9,648,492	$2,762,446	$2,922,901

Investing Activities
Purchases of long-term investments of trading and other equity securities	-	(38,060,281)	(10,633,882)
Proceeds from sale of long-term investment of trading and other equity securities	9,354,306	53,950,583	15,762,612
Proceeds from receipt of escrow receivable	628,863	-	-
Acquisition expenditures and deferred lease costs	(942,707)	-	-
Cash paid in business combination	-	(12,250,000)	-
Proceeds from sale of property and equipment	3,076	-	-
Purchases of property and equipment	(30,321)	(1,045)	-
Net cash provided by (used in) investing activities	$9,013,217	$3,639,257	$5,128,730

Financing Activities
Payments on long term debt	(2,188,000)	(1,221,000)	-
Payments on lease obligation	(80,028)	(44,816)	-
Deferred financing costs	(1,054,302)	-	-
Advances from revolving line of credit	5,285,000	-	-
Repayments on revolving line of credit	(5,165,000)	(400,000)	(4,600,000)
Distributions paid to common stockholders	(3,919,249)	(3,503,365)	(3,484,284)
Net cash used in financing activities	$(7,121,579)	$(5,169,181)	$(8,084,284)

Net Change in Cash and Cash Equivalents	$11,540,130	$1,232,522	$(32,653)
Consolidation of wholly-owned subsidiary	-	94,611	-
Cash and Cash Equivalents at beginning of year	2,793,326	1,466,193	1,498,846
Cash and Cash Equivalents at end of period	$14,333,456	$2,793,326	$1,466,193

Supplemental Disclosure of Cash Flow Information
Interest paid	$203,611	$176,595	$66,703
Income taxes paid	$96,000	$253,650	$-
Non-Cash Investing Activities
Security proceeds from sale of long-term investment of other equity securities	$26,565,400	$-	$-
Non-Cash Financing Activities
Reinvestment of distributions by common stockholders in additional common shares	$121,024	$252,242	$430,838